EXHIBIT 10.4

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of May 14, 2025, by and between NaturalShrimp Farms Inc., a Nevada corporation (“NaturalShrimp”), and Edible Garden Sustainable Ventures LLC, a Delaware limited liability company (“Company”), each of which is sometimes referred to as a “party” and collectively as the “parties.”

WHEREAS, in accordance with the terms and conditions of that certain Asset Purchase Agreement, dated May 14, 2025 by and among NaturalShrimp and the Company, Company (the “APA”) has acquired the Purchased Assets (as such terms is defined in the APA); and

WHEREAS, in connection with the integration of the assets into the Company’s business and operations following the closing of the transactions contemplated by the APA (the “Closing”) the Company desires and NaturalShrimp has agreed to provide to Company, the services described herein during the term of this Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, it is agreed by and between the parties as follows:

ARTICLE I

FEES AND TERM

1.1 Company Price/Payment. Following the Closing, as consideration for the services set forth on Schedule 1.1 (subject to such modification or adjustment as may be mutually agreed by the parties, the “Transition Services”) to be provided to Company by NaturalShrimp during the Term (defined below), Company shall pay to NaturalShrimp a fee (the “Service Fee”) in accordance with Schedule 2.1. The Service Fee is payable by Company to NaturalShrimp in arrears 10 days after the close of each month (prorated for any partial month) during the term of this Agreement. All Transition Services are provided for the benefit of Company in connection with the integration of the Purchased Assets into the business and operations of the Company. The parties hereby acknowledge and agree that during the Term the personnel of NaturalShrimp that provide the Transition Services (the “Transition Services Personnel”) shall remain employed by NaturalShrimp’s agent as currently structured, and Company does not have payroll and benefits set up for Transition Services Personnel and as such, pursuant to this Agreement, NaturalShrimp shall continue to provide, through its agent, payroll and benefits for such persons during the Term unless earlier termination is agreed between the Parties on an employee-by-employee basis.

1.2 Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall expire on the two-month anniversary of the Closing (the “Initial Term”); which term shall automatically renew for additional one-month terms (the “Extended Term”) unless either party provides 30 days advance written notice prior to the end of the Initial Term or any Extended Term then in effect to the other party.

1.3 Additional Services. At any time during the Term, the Company identifies any service that is needed to assure a smooth and orderly integration of the Purchased Assets into the business and operations of the Company following the Closing, and that is not otherwise governed by the provisions of this Agreement, the APA or any other agreement between the parties, then the parties shall cooperate in determining whether there is a mutually acceptable arm’s-length basis on which NaturalShrimp will provide such service to the Company in exchange for a fee.

1.4 Quality of Services. NaturalShrimp shall use reasonable best efforts to provide (or cause to be provided) the Transition Services to Company (i) in compliance with applicable Law and (ii) at a substantially similar quality level, in substantially the same manner as such services (or similar services) have been provided in connection with the operation of NaturalShrimp and its predecessors in interest.

1.5 Permits. NaturalShrimp shall, or shall cause such individuals or entities that hold such permits to (i) maintain in full force and effect, or cause to be maintained in full force and effect, any permits that were not assigned to Company pursuant to the APA and that are necessary for the operation of the Business as conducted immediately prior to the closing of the transactions contemplated by the APA and the Receivership APA and (ii) reasonably cooperate with Company in its application for replacement permits for the permits subject to clause (i).

ARTICLE II

MISCELLANEOUS

2.1 Confidentiality. Neither party hereto shall use or disclose to any other person at any time, any confidential or proprietary information or trade secrets of the other party, including, without limitation, its customer lists, programs, pricing and strategies except to those of its employees and those other persons who need to know such information to fulfill such party’s obligations hereunder, provided that such party shall require that such other persons agree to keep confidential such confidential or proprietary information or trade secrets. Both parties agree that all drawings, specifications, data, memoranda, calculations, notes and other materials, including, without limitation, any materials containing confidential or proprietary information or trade secrets of the other party, furnished in connection with this Agreement and any copies thereof are and shall remain the sole and exclusive property of that other party and shall be delivered to that party upon its request. All negotiations conducted pursuant to Section 2.5 (and any of the parties’ submissions in contemplation hereof) shall be deemed to be confidential or proprietary information.

2.2 No Agency. Both parties shall perform their respective services under this Agreement as an independent contractor. Each party acknowledges and agrees that it is not granted any express or implied authority to assume or create any obligation or responsibility on behalf of the other party, or to bind the other party with regard to third parties in any manner.

2.3 Notices. Any notices required or permitted to be provided pursuant to this Agreement shall be provided in writing via e-mail, certified mail, hand-delivery, telecopier with confirmation or normal mail service, addressed to the recipient party at its e-mail or standard mailing address set forth on the signature page.

2.4 Force Majeure. In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, epidemic, destruction of production facilities, insurrection, inability to procure materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs, or any other cause beyond the reasonable control of the party invoking this provision, and if such party shall have used its best efforts to avoid such occurrence and minimize its duration and has given prompt written notice to the other party, then the affected party’s performance for the period of delay or inability to perform due to such occurrence shall be suspended. Should either party fail to perform hereunder and shall have provided proper notice to the other party that it is unable to perform on account of one or more reasons set forth in this section, such party may obtain replacement services from a third party for the duration of such delay or inability to perform, or for such longer period as such party shall be reasonably required to commit to in order to obtain such replacement services and the services fee payable by such party shall be reduced accordingly.

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2.5 Designated Representatives; Disputes. NaturalShrimp and Company shall each appoint one representative (each, a “Designated Representative”) who shall have primary responsibility for administration of this Agreement and for coordinating the respective party’s personnel with respect to the Transition Services. If there is a dispute between the parties arising out of or relating to this Agreement (but excluding any claims for indemnification which shall be resolved in accordance with Section 2.6 hereof), either party may give the other party written notice (a “Dispute Notice”) thereof. The parties shall attempt to resolve such dispute promptly by negotiation in good faith between the Designated Representatives. If the dispute is not resolved within ten (10) business days after delivery of the Dispute Notice (the “Resolution Period”), then the party receiving such Dispute Notice shall, within three (3) business days after the last day of the Resolution Period, submit to the other party a written response (a “Dispute Response”) thereto. The Dispute Notice and the Dispute Response shall each include a statement of the respective party’s position(s) regarding the matter(s) in dispute and a summary of the facts and arguments in support thereof. After delivery of the Dispute Response, authorized representatives of the parties shall negotiate in good faith to reach a resolution to such dispute. If such dispute is not resolved within twenty (20) business days after delivery of the Dispute Response, the parties shall be free to pursue remedies including pursuant to Section 7(i). As of the date hereof, the Designated Representative of NaturalShrimp shall be Chris Stalcup and the Designated Representative of the Company shall be James Kras.

2.6 Indemnification. Each party agrees to indemnify and hold the other, its affiliates and its and their respective employees, affiliates, agents, officers and directors harmless from and against any losses arising out of, in connection with or by reason of such party’s gross negligence or willful misconduct in connection with the provision of any Transition Services.

ARTICLE III

GENERAL PROVISIONS

3.1 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relative to said subject matter.

3.2 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of NaturalShrimp, Company and their respective successors and assigns.

3.3 Severability. If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with Law. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

3.4 Further Assurances. Each party shall use commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby and shall, from time to time and without further consideration, execute such further instruments and take such other actions as the other party or parties hereto shall reasonably request.

3.5 Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

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3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of laws principles.

3.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, for example, www.docusign.com or www.signnow.com) or other transmission method mutually acceptable by the parties, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(Signatures Appear on Next Page)

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

NaturalShrimp Farms, Inc.

By:	/s/ John Fife
Name:	John Fife
Title:	President
Address:	297 Auto Mall Drive #4 St. George, Utah 84770
Email:	###

Edible Garden Sustainable Ventures LLC

By:	/s/ James E. Kras
Name:	James E. Kras
Title:	Chief Executive Officer
Address:	283 County Road 519 Belvidere, New Jersey 07823
Email:	###

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Schedule 1.1

NaturalShrimp Services

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